UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 2, 2017

Titan Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-13341	94-3171940
(Commission File Number)	(IRS Employer Identification No.)

400 Oyster Point Blvd., Suite 505, South San Francisco, CA 94080

(Address of principal executive offices and zip code)

650-244-4990

(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2017, Titan Pharmaceuticals, Inc. (the “Company”) announced the appointment of Scott A. Smith and Rajinder Kumar to the Company’s Board of Directors.

Mr. Smith (54) has served in various management capacities with Celgene Corporation since 2008, including as President, Inflammation and Immunology since August 2014. From 2003 to 2008, he served in various executive capacities with Biovail Pharmaceuticals, Inc. and prior thereto spent 16 years Pharmacia & Upjohn Company. Mr. Smith holds a BSc in Chemistry and Biology and an HBSc in Pharmacology and Toxicology from the University of Western Ontario and a Masters in International Management from the American Graduate School of International Management in Arizona.

Dr. Kumar (62) has served as the Chairman and Chief Executive Officer of MeRaD Pharmaceutical Ltd. in Cambridge U.K. since May 2009. He has also served as President and Chief Medical Officer of Vitas Pharma in Hyderabad, India since he founded such company in 2010. For the decade prior to joining MeRaD, he served in various executive capacities with Dr. Reddy’s Labs, Ranbaxy Laboratories Limited, Synaptic Pharmaceutical LLP and Glaxo SmithKline Beecham. Dr. Kumar is a member of scientific advisory boards in neuroscience, anti-infectives and metabolic disorders He received a B.S. in Human Biology from the University of London, a Masters in Ethology from the University of Birmingham, a MBChB in Medicine from the University of Dundee and an advanced diploma in Psychological Medicine from The Royal College of Surgeons and Physicians in Ireland.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference

Item 9.01. Financial Statement and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release dated January 4, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TITAN PHARMACEUTICALS, INC.

By:	/s/ Sunil Bhonsle
Name:	Sunil Bhonsle
Title:	President

Dated: January 4, 2017